Exhibit (d)(4)

                                    AMENDMENT
                            TO SUBADVISORY AGREEMENT


         This amendment to the Subadvisory Agreement is made effective this 25th day of April, 2003 between Deutsche Investment Management Americas, Inc. ("Manager") and Northern Trust Investments, Inc. ("Subadviser").

         WHEREAS, Manager and Subadviser entered into that certain Subadvisory Agreement dated April 25, 2003 (the "Agreement"), setting forth the terms and conditions under which Manager has engaged Subadviser to provide subadvisory services with respect to Scudder Select 500 Fund (the "Fund"), a series of Value Equity Trust (the "Trust");

         WHEREAS, Manager or its affiliates may, from time to time, engage other subadvisers to advise series of the Trust (or portions thereof) or other registered investment companies (or series or portions thereof) that may be deemed to be under common control (each a "Subadvised Fund"); and

         WHEREAS, Manager and Subadviser desire to amend the Agreement to the extent required to rely on certain exemptive rules under the Investment Company Act of 1940, as amended, that permit certain transactions with a subadviser or its affiliates (the "Rules").

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereby amend the Agreement as follows:

         1. The Agreement is supplemented to add the following provision:

         Subadviser agrees that it will not consult with any other subadviser engaged by Manager with respect to transactions in securities or other assets concerning the Fund or another Subadvised Fund, except to the extent permitted by the Rules.

         2. No changes to the Agreement are intended by the parties other than the changes reflected in Section 1 of this Amendment, and all other provisions of the Agreement are hereby confirmed.

         IN WITNESS THEREOF, Manager and Subadviser have caused this Amendment to be executed by their duly authorized officers effective as of the date first written above.

DEUTSCHE INVESTMENT                         NORTHERN TRUST INVESTMENTS, INC.
MANAGEMENT AMERICAS, INC.

By:  /s/William G. Butterly                 By: /s/Donald R. Pollak
     ----------------------------------        ---------------------------------

Name:  William Butterly                      Name:  Donald R. Pollak
Title: General Counsel, Chief Legal          Title: Senior Vice President
Officer & Secretary